Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Second Quarter 2014 Financial Results; Revenues of $1.8 billion and EPS of $1.01; Raises 2014 Guidance

Second Quarter 2014 Consolidated Results and Outlook

•                  Total Revenues of $1.8 billion, up 19% y/y

•                  Reports fully diluted EPS of $1.01; including $0.03 for the partial release of the deferred tax valuation allowance

•                  Cash Flow From Operations of $165 million, Free Cash Flow of $128 million*

•                  2014 EPS guidance increased $0.40 to between $2.90 and $3.05

•                  2014 Free Cash Flow guidance increased to $250 million

Wichita, Kan., Aug. 1, 2014 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2014 financial results including continued healthy demand for large commercial aircraft and strong mature program operating performance. Spirit’s second quarter 2014 revenues were $1.8 billion, up from $1.5 billion for the same period of 2013 on higher deliveries.

Operating income was $216 million, up from a loss of ($239) million for the same period in 2013. Net income for the quarter was $143 million, or $1.01 per fully diluted share.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2014	2013	Change	2014	2013	Change

Revenues	$1,803	$1,521	19%	$3,532	$2,963	19%
Operating Income (Loss)	$216	($239)	191%	$411	($94)	537%
Operating Income (Loss) as a % of Revenues	12.0%	(15.7%)	2,770 BPS	11.6%	(3.2%)	1,480 BPS
Net Income (Loss)	$143	($209)	168%	$297	($128)	332%
Net Income (Loss) as a % of Revenues	8.0%	(13.7%)	2,170 BPS	8.4%	(4.3%)	1,270 BPS
Earnings (Loss) Per Share (Fully Diluted)	$1.01	($1.47)	169%	$2.07	($0.90)	330%
Fully Diluted Weighted Avg Share Count	142.4	141.3		143.2	141.1

* Non-GAAP financial measure, see Appendix for reconciliation.

“Spirit continues to grow with the commercial aerospace upcycle and realize improved operational performance,” said President and Chief Executive Officer Larry Lawson. “In the second quarter our team delivered the 5,000th Next Generation 737 fuselage. We continued to execute at all-time high production rates while improving our quality. Also this quarter, we made significant progress on the A350 program,” Lawson continued.

“Other notable events include the initiation of Spirit’s first ever share repurchase in our nine year history. We also redefined and further energized our aftermarket business model with new senior leadership, Bill Brown, and a name change to Global Customer Support and Services. These actions are all part of the disciplined transformation processes occurring at the company.”

“Looking to the future, Spirit’s value proposition is attractive as the commercial aerospace cycle remains strong and program execution and operational performance continue to be our focus,” Lawson continued.

Spirit’s backlog at the end of the second quarter of 2014 was approximately $41 billion.

Spirit updated its contract profitability estimates during the second quarter of 2014 to reflect improved performance and reduced risks, resulting in net pre-tax $19 million, or $0.09 per share#, favorable cumulative catch-up adjustments on mature programs.

In comparison, the second quarter of 2013 included net pre-tax charges of ($448) million and net pre-tax favorable cumulative catch-up adjustments of $41 million.

Free cash flow was a $128 million* source of cash for the second quarter of 2014, compared to a $5 million* source of cash for the second quarter of 2013 reflecting improved operational performance, timing of cash tax payments, and lower capital expenditures. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter		Six Months
($ in millions)	2014	2013	2014	2013

Cash Flow from Operations	$165	$60	$210	$14
Purchases of Property, Plant & Equipment	($37)	($55)	($90)	($135)
Free Cash Flow*	$128	$5	$120	($121)

			July 3,	December 31,
Liquidity			2014	2013

Cash			$382	$421
Total Debt			$1,160	$1,167

#  The earnings per share amount is presented net of income taxes of 31.0%.

* Non-GAAP financial measure, see Appendix for reconciliation.

Cash balances at the end of the quarter were $382 million and debt balances were $1,160 million.   At the end of the second quarter of 2014, the company’s $650 million credit facility remained undrawn.

On June 4, 2014, Spirit, Onex and certain other stockholders entered into an underwriting agreement for the sale by the stockholders of 8,168,351 shares of Spirit’s class A common stock in a secondary public offering. In connection with the offering, Spirit repurchased 4 million shares of its class A common stock from the underwriters with $129.2 million of cash on hand. Following the transaction, Onex holds approximately 6 percent of total stockholder voting power and no longer maintains majority voting power of the company.

The company’s credit rating remained unchanged at the end of the second quarter of 2014.

Financial Outlook and Risk to Future Financial Results

Spirit revenue guidance is increased for the full-year 2014 and is expected to be between $6.7 - $6.9 billion based on Boeing’s 2014 delivery guidance of 715 to 725 aircraft; expected Airbus deliveries in 2014 at a similar level to those in 2013; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates generally consistent with those for the second quarter of 2014.

Fully diluted earnings per share guidance for 2014 is increased and is expected to be between $2.90 and $3.05 per share and does not include the impact of the year-to-date and potential future adjustments to the deferred tax asset valuation allowance.

Free cash flow guidance is increased and is now expected to be approximately $250 million*.

The effective tax rate for 2014 is forecasted to be approximately 30.0 - 31.0 percent, reflecting the expected benefit of the U.S. Research Tax Credit for 2014, and excluding any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets at the end of 2013. (Table 3)

Risks to our financial guidance are described in the Cautionary Statement Regarding Forward-Looking Statements contained in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

* Non-GAAP financial measure, see Appendix for reconciliation.

Previous 2014
Table 3. Financial Outlook Updated August 1, 2014	Guidance	2014 Guidance

Revenues	$6.5 - $6.7 billion	$6.7 - $6.9 billion

Earnings Per Share (Fully Diluted)	$2.50 - $2.65	$2.90 - $3.05

Effective Tax Rate**	~31.0% - 32.0%	~30.0% - 31.0%

Free Cash Flow*	~$200 million	~$250 million

** Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit and does not assume an impact for any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets at the end of 2013.

* Non-GAAP financial measure, see Appendix for reconciliation.

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the second quarter of 2014 were $905 million, up from $732 million for the same period last year due to higher production deliveries.  Operating margin for the second quarter of 2014 was 14.6 percent as compared to 21.2(1) (2) percent during the same period of 2013. In the second quarter of 2014 the segment recorded pre-tax $3 million favorable cumulative catch-up adjustments on mature programs.  In comparison, the segment realized a pre-tax ($5) million forward loss charge and pre-tax $28 million favorable cumulative catch-up adjustments in the second quarter of 2013.

Propulsion Systems

Propulsion Systems segment revenues in the second quarter of 2014 rose to $461 million, from $419 million for the same period last year on higher production deliveries.  Operating margin for the second quarter of 2014 was 18.7 percent as compared to 20.3(1) (2) percent in the second quarter of 2013. In the second quarter of 2014 the segment realized pre-tax $5 million favorable cumulative catch-up adjustments on mature programs.  In comparison, the segment reported a pre-tax forward loss charge of ($4) million, a pre-tax benefit of $8 million due to a reversal of previously recognized forward loss, and pre-tax $12 million favorable cumulative catch-up adjustments in the second quarter of 2013.

Wing Systems

Wing Systems segment revenues in the second quarter of 2014 increased to $438 million from $369 million for the same period last year on higher production deliveries. Operating margin for the second quarter of 2014 was 16.2 percent as compared to (109.1) (1) (2) percent during the same period of 2013. In the second quarter of 2014 the segment recorded pre-tax $11 million favorable cumulative catch-up adjustments on mature programs.  In comparison, in the second quarter of 2013 the segment recorded pre-tax forward loss charges of ($448) million and pre-tax $1 million favorable cumulative catch-up adjustments.

(1)             For the three months ended June 27, 2013, corporate SG&A of $1.8 million, $0.9 million and $1.2 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

(2)             For the three months ended June 27, 2013, research and development of $3.2 million, $2.5 million and $0.9 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy; 2) our ability to perform our obligations and manage costs related to our new and maturing programs; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on business and commercial aircraft demand and build rates of changing customer preferences, global economic conditions, conflicts in the Middle East or Asia, and the impact of continuing instability in global financial and credit markets; 6) the success and timely execution of key milestones, such as certification and first delivery of Airbus’ A350 XWB aircraft program, receipt of necessary regulatory approvals and customer adherence to their announced schedules; 7) our ability to successfully negotiate future pricing under our agreements with Boeing; 8) our ability to enter into profitable supply arrangements with additional customers; 9) the ability of all parties to satisfy their performance requirements under existing supply contracts with our customers and the risk of nonpayment by such customers; 10) our ability to secure work for replacement programs; 11) any adverse impact on Boeing’s and Airbus’ production of aircraft; 12) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 13) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 14) our ability to borrow additional funds or refinance debt; 15) our ability to sell all or any portion of our Oklahoma sites on terms acceptable to us; 16) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 17) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 18) the cost and availability of raw materials and purchased components; 19) any reduction in our credit ratings; 20) our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; 21) spending by the U.S. and other governments on defense; 22) the possibility that our cash flows and borrowing facilities may not be adequate; 23) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 24) the effectiveness of our interest rate and foreign currency hedging programs; 25) the effectiveness of our internal control over financial reporting; 26) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 27) our exposure to potential product liability and warranty claims.  These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Appendix

Table 4. Segment Reporting	(unaudited)			(unaudited)
	2nd Quarter			Six Months
($ in millions)	2014	2013	Change	2014	2013	Change

Segment Revenues
Fuselage Systems	$905.0	$732.1	23.6%	$1,763.3	$1,450.0	21.6%
Propulsion Systems	460.5	418.6	10.0%	910.7	793.9	14.7%
Wing Systems	438.3	368.6	18.9%	852.5	711.9	19.7%
All Other	(0.5)	1.4		5.3	7.1
Total Segment Revenues	$1,803.3	$1,520.7	18.6%	$3,531.8	$2,962.9	19.2%

Segment Earnings (Loss) from Operations
Fuselage Systems	$132.2	$155.0	(14.7)%	$274.2	$281.4	(2.6)%
Propulsion Systems	86.2	85.0	1.4%	166.4	153.4	8.5%
Wing Systems	71.0	(402.3)	117.6%	121.0	(381.8)	131.7%
All Other	0.2	1.8		0.3	3.4
Total Segment Operating Earnings (Loss)(1) (2)	$289.6	$(160.5)	280.4%	$561.9	$56.4	896.3%

Unallocated Expense
Corporate SG&A(1)	$(54.4)	$(54.1)	0.6%	$(114.9)	$(98.4)	16.8%
Impact From Severe Weather Event	—	(6.3)		—	(15.1)
Research & Development(2)	(6.8)	(8.6)	(20.9)%	(13.1)	(16.1)	(18.6)%
Cost of Sales	(12.2)	(9.0)	35.6%	(23.3)	(20.8)	12.0%
Total Earnings (Loss) from Operations	$216.2	$(238.5)	190.6%	$410.6	$(94.0)	536.8%

Segment Operating Earnings (Loss) as % of Revenues
Fuselage Systems	14.6%	21.2%	(660) BPS	15.6%	19.4%	(380) BPS
Propulsion Systems	18.7%	20.3%	(160) BPS	18.3%	19.3%	(100) BPS
Wing Systems	16.2%	(109.1)%	12,530 BPS	14.2%	(53.6)%	6,780 BPS
All Other	(40.0)%	128.6%		5.7%	47.9%
Total Segment Operating Earnings (Loss) as % of Revenues	16.1%	(10.6)%	2,670 BPS	15.9%	1.9%	1,400 BPS

Total Operating Earnings (Loss) as % of Revenues	12.0%	(15.7)%	2,770 BPS	11.6%	(3.2)%	1,480 BPS

(1)                 For the three months ended June 27, 2013, corporate SG&A of $1.8 million, $0.9 million and $1.2 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation. For the six months ended June 27, 2013, corporate SG&A of $4.1 million, $2.1 million and $2.4 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

(2)                 For the three months ended June 27, 2013, research and development of $3.2 million, $2.5 million and $0.9 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation. For the six months ended June 27, 2013, research and development of $5.9 million, $4.4 million and $2.0 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(one ship set equals one aircraft)

	2nd Quarter		Six Months
	2014	2013	2014**	2013
B737	130	115	255	221
B747	4	4	9	10
B767	3	5	6	11
B777	26	25	52	49
B787	33	14	64	31
Total	196	163	386	322

A320 Family*	121	131	249	260
A330/340	30	30	60	57
A350	5	1	7	3
A380	7	10	14	17
Total	163	172	330	337

Business/Regional Jet	33	19	68	39

Total Spirit	392	354	784	698

* 2013 A320 deliveries have been updated for the purpose of measuring wing ship set deliveries, from weighted average to total ship set.

** Includes four additional workdays as compared to prior year period.

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 3, 2014	June 27, 2013	July 3, 2014	June 27, 2013
	($ in millions, except per share data)

Net revenues	$1,803.3	$1,520.7	$3,531.8	$2,962.9
Operating costs and expenses:
Cost of sales	1,525.9	1,690.2	2,993.2	2,927.3
Selling, general and administrative	54.4	54.1	114.9	98.4
Impact from severe weather event	—	6.3	—	15.1
Research and development	6.8	8.6	13.1	16.1
Total operating costs and expenses	1,587.1	1,759.2	3,121.2	3,056.9
Operating income (loss)	216.2	(238.5)	410.6	(94.0)
Interest expense and financing fee amortization	(20.8)	(17.3)	(56.2)	(34.9)
Interest income	0.1	—	0.2	0.1
Other income (expense), net	5.8	1.3	7.0	(8.6)
Income (loss) before income taxes and equity in net income (loss) of affiliate	201.3	(254.5)	361.6	(137.4)
Income tax (provision) benefit	(58.1)	45.0	(65.0)	9.3
Income (loss) before equity in net income (loss) of affiliate	143.2	(209.5)	296.6	(128.1)
Equity in net income (loss) of affiliate	0.2	0.1	0.4	(0.1)
Net income (loss)	$143.4	($209.4)	$297.0	($128.2)

Earnings (loss) per share
Basic	$1.01	($1.47)	$2.09	($0.90)
Shares	140.8	141.3	141.2	141.1

Diluted	$1.01	($1.47)	$2.07	($0.90)
Shares	142.4	141.3	143.2	141.1

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	July 3, 2014	December 31, 2013
	($ in millions)
Current assets
Cash and cash equivalents	$381.6	$420.7
Accounts receivable, net	729.1	550.8
Inventory, net	1,875.4	1,842.6
Other current assets	51.6	130.1
Total current assets	3,037.7	2,944.2
Property, plant and equipment, net	1,793.0	1,803.3
Pension assets	270.1	252.6
Other assets	120.6	107.1
Total assets	$5,221.4	$5,107.2
Current liabilities
Accounts payable	$654.8	$753.7
Accrued expenses	258.5	220.6
Current portion of long-term debt	9.9	16.8
Advance payments, short-term	71.4	133.5
Deferred revenue, short-term	27.0	19.8
Other current liabilities	213.4	191.2
Total current liabilities	1,235.0	1,335.6
Long-term debt	1,150.4	1,150.5
Advance payments, long-term	750.6	728.9
Deferred revenue and other deferred credits	29.2	30.9
Pension/OPEB obligation	73.2	69.8
Other liabilities	320.9	310.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 132,215,419 and 120,946,429 shares issued, respectively	1.3	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 8,988,344 and 23,851,694 shares issued, respectively	0.1	0.2
Additional paid-in capital	1,028.1	1,025.0
Accumulated other comprehensive (loss)	(44.4)	(54.6)
Retained earnings	805.7	508.7
Treasury stock, at cost (4,000,000 and zero shares, respectively)	(129.2)	—
Total shareholders’ equity	1,661.6	1,480.5
Noncontrolling interest	0.5	0.5
Total equity	1,662.1	1,481.0
Total liabilities and equity	$5,221.4	$5,107.2

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Six Months Ended
	July 3, 2014	June 27, 2013
	($ in millions)
Operating activities
Net income (loss)	$297.0	($128.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation expense	83.5	78.5
Amortization expense	24.4	5.8
Accretion of customer supply agreement	0.5	0.2
Employee stock compensation expense	8.0	12.0
Excess tax benefits from share-based payment arrangements	(2.3)	(0.4)
Loss on disposition of assets	—	0.4
(Gain) from hedge contracts	(1.3)	(1.4)
(Gain) loss from foreign currency transactions	(5.7)	10.1
Deferred taxes	1.9	(40.0)
Long-term tax provision	—	0.6
Pension and other post-retirement benefits, net	(12.8)	(6.7)
Grant income	(3.9)	(3.3)
Equity in net (income) loss of affiliate	(0.4)	0.1
Changes in assets and liabilities
Accounts receivable	(172.4)	(184.3)
Inventory, net	(73.6)	276.2
Accounts payable and accrued liabilities	(41.8)	35.2
Advance payments	(40.4)	(19.4)
Income taxes receivable/payable	121.8	(31.0)
Deferred revenue and other deferred credits	6.3	5.0
Other	20.7	4.9
Net cash provided by operating activities	209.5	14.3
Investing activities
Purchase of property, plant and equipment	(89.6)	(119.3)
Purchase of property, plant and equipment - severe weather related expenses	—	(15.7)
Other	0.4	2.6
Net cash (used in) investing activities	(89.2)	(132.4)
Financing activities
Proceeds from issuance of bonds	300.0	—
Principal payments of debt	(11.9)	(4.0)
Payment on bonds	(300.0)	—
Excess tax benefits from share-based payment arrangements	2.3	0.4
Debt issuance and financing costs	(20.8)	—
Purchase of treasury stock	(129.2)	—
Net cash (used in) financing activities	(159.6)	(3.6)
Effect of exchange rate changes on cash and cash equivalents	0.2	(2.0)
Net (decrease) in cash and cash equivalents for the period	(39.1)	(123.7)
Cash and cash equivalents, beginning of the period	420.7	440.7
Cash and cash equivalents, end of the period	$381.6	$317.0

Management believes the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Free Cash Flow

($ in millions)

	2nd Quarter		Six Months		Guidance
	2014	2013	2014	2013	2014

Cash Provided by Operating Activities	$164.5	$59.7	$209.5	$14.3	$460 - $485
Capital Expenditures	(36.6)	(54.8)	(89.6)	(135.0)	(210) - (235)
Free Cash Flow	$127.9	$4.9	$119.9	($120.7)	~$250